Exhibit 10.53

Datapak Services Corporation	New Hudson ••• Phoenix ••• Reno

MASTER SERVICES AGREEMENT

                This MASTER SERVICES AGREEMENT (this “Agreement”) is made effective as of January 1, 2008, by and between Datapak Services Corporation, a Michigan corporation (“Datapak”), and Bare Escentuals Beauty , Inc. a Delaware corporation (“Bare Escentuals”).

RECITALS

                WHEREAS, Datapak provides comprehensive inventory warehousing, order fulfillment, call center and administrative services; and

                WHEREAS, Datapak desires to provide such services to Bare Escentuals, and Bare Escentuals wishes to purchase such services from Datapak, upon the terms and conditions set forth in this Agreement.

AGREEMENT

                NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

1.             SERVICES.  Datapak shall provide to Bare Escentuals all services (the “Services”) set forth on the Schedule of Work (“SOW”) attached as Schedule 1 to this Agreement.  The SOW may be amended or modified at any time during the Term (as defined in Section 4 of this Agreement) upon the mutual agreement of the parties, which shall be set forth in writing and executed by an authorized representative of each party.

PRICING; PAYMENT.  In consideration of the provision of services set forth on the SOW and otherwise in this Agreement, Bare Escentuals agrees to make payment to Datapak in accordance with the “Pricing Schedule” set forth on Schedule 1 to this Agreement. All payments shall be due within thirty (30) days of receipt by Bare Escentuals of an invoice from Datapak, except for invoices related solely to transportation costs, which invoices shall be paid within ten (10) days of receipt.

2.             AUDIT.  Datapak agrees to maintain complete records of each transaction involving the purchase, sale, or shipping of any Bare Escentuals merchandise by Datapak for a period of two (2) years following the transaction.  Upon reasonable notice, Bare Escentuals (or a certified public accountant appointed by Bare Escentuals in its sole discretion) shall have the right to audit Datapak’s invoices and business processes to verify that they are in compliance with the Pricing Schedule.  In the event that such audit indicates that Datapak has overcharged Bare Escentuals by more than two percent (2%), then such overpaid amount plus the costs of such audit, shall be immediately paid by Datapak to Bare Escentuals.

                TERM.  This Agreement shall become effective on January 1, 2008, and shall continue in effect until terminated by either party on 30 days written notice to the other.

3.             OWNERSHIP OF INVENTORY/CUSTOMER DATA.

a.             Bare Escentuals’ Proprietary Rights.  The Bare Escentuals’ merchandise warehoused or otherwise held by Datapak, and any and all customer data or other Confidential Information (as defined in Section 7 of this Agreement) obtained or learned by Datapak pursuant to this Agreement involve valuable patent, copyright, trade secret, trade name, trademark and other proprietary rights of Bare Escentuals.  No title to or ownership of any such proprietary right is transferred to Datapak under this Agreement or by use of any trademark, patent or other proprietary right.  Bare Escentuals reserves all such proprietary rights.  Datapak will not infringe, misappropriate or violate any proprietary rights of Bare Escentuals.  Without limiting the generality of the foregoing, Datapak will not register or attempt to register, directly or indirectly, any such patents, copyrights, trade names, trademarks or other proprietary rights other than in the name of Bare Escentuals.  Bare Escentuals shall own all of the merchandise and other inventory it deposits in Datapak’s warehouses (collectively, the “Inventory), and all of the customer data.

b.             Datapak’s Proprietary Rights.  Datapak is not authorizing, selling, transferring, licensing or permitting the use of any of its intellectual property, including but not limited to proprietary data, formulas, database structures, database format, computer applications, programming and software owned, licensed or developed by Datapak.  All computer applications, programming and software, either purchased, owned, licensed or developed by Datapak in connection with any services rendered by Datapak under this Agreement shall remain exclusive property of Datapak and the Bare Escentuals shall never have any right, entitlement or claim to said property, and Bare Escentuals disclaims all rights, claims, or entitlement to same.

4.             CONFIDENTIALITY.  “Confidential Information” means information that is provided by or on behalf of either party (the “Discloser”) to the other party (the “Recipient”), or to which a party otherwise gains access, in the course of or incidental to the performance of this Agreement, is of value to the Discloser and is not generally known to others, including, without limitation, customer lists, customer information, employee lists, technology, processes, marketing techniques, price lists, pricing policies, business methods, contracts and contractual relations with the Discloser’s customers and suppliers, know-how, software, future and proposed products and services, financial information, business forecasts, sales and merchandising, and marketing plans and information.  Confidential Information may be disclosed in written or other tangible form (including on magnetic media) or by oral, visual or other means.  The terms, conditions and provisions of this Agreement shall be deemed by the parties hereto to be

Confidential Information of both parties hereto.  The Recipient of Confidential Information shall use the Confidential Information only for the purposes of this Agreement or as otherwise expressly permitted by this Agreement.  Recipient of Confidential Information shall protect such Confidential Information from disclosure to others, using the same degree of care used to protect its own confidential or proprietary information of like importance, but in any case using no less than a reasonable degree of care.  Recipient may disclose Confidential Information received hereunder (a) to its affiliates, (b) to Recipient’s employees and independent contractors, and (c) to Recipient’s affiliate’s employees and independent contractors, and who in all of the foregoing cases have a need to know such information and are bound to protect the received Confidential Information from unauthorized use and disclosure under terms no less restrictive than those contained in this Agreement.  Confidential Information shall not otherwise be disclosed by Recipient to any third party without the prior written consent of the Discloser.  The restrictions herein on the use and disclosure of Confidential Information shall not apply to information that:  (i) was publicly known at the time of Discloser’s communication thereof to Recipient or becomes publicly known through no fault of Recipient subsequent to the time of such communication; (ii) was in Recipient’s possession free of any obligation of confidence at the time of Discloser’s communication to Recipient; (iii) is developed by Recipient independently of and without reference to any of Discloser’s Confidential Information or other information that Discloser disclosed in confidence to any third party; (iv) is rightfully obtained by Recipient from third parties authorized to make such disclosure without restriction; (v) is identified in writing by the Discloser as no longer proprietary or confidential.  In the event Recipient is required by law, regulation or court order to disclose any of Discloser’s Confidential Information, Recipient will promptly notify Discloser in writing prior to making any such disclosure and shall reasonably cooperate in any efforts of Discloser to seek a protective order or other appropriate remedy from the proper authority.  If Discloser is not successful in precluding the requested disclosure, Recipient will furnish only that portion of the Confidential Information that is legally required and will exercise all reasonable efforts to obtain reliable assurances that confidential treatment will be accorded the Confidential Information.  All Confidential Information disclosed under this Agreement (including information in computer software or held in electronic storage media) shall be and remain the property of Discloser or its licensors. All such information in any computer memory or data storage apparatus shall be erased or destroyed, and all such information in tangible form in the possession or under the control of the Recipient shall, at the discretion of the Recipient, either be destroyed or returned to the Discloser promptly upon the earlier of: (i) the written request of the Discloser or (ii) termination or expiration of this Agreement, and in any of such events and to the applicable extent shall not thereafter be retained in any form by or through Recipient unless otherwise expressly permitted hereunder.

5.             INSURANCE/RISK OF LOSS.

a.             Insurance.  Datapak shall maintain in full force and effect policies of insurance for the full replacement cost of all Bare Escentuals’ merchandise located in Datapak’s warehouses. Datapak shall likewise maintain in full force and effect policies of insurance on buildings and equipment at Datapak’s facilities, including commercial general liability insurance, property damage and personal injury insurance and fire and theft coverage with limits (in combination with excess liability insurance) of Two Million Dollars ($2,000,000) per occurrence combined single limit and Four Million Dollars ($4,000,000) in the aggregate, and shall maintain workers’ compensation coverage as required by applicable law.  Such policies of insurance shall be issued by a responsible insurer satisfactory to Bare Escentuals, shall include Bare Escentuals as an additional insured, shall provide Bare Escentuals not less than thirty (30) days advance notice of cancellation or material change in the policy, and shall not include a policy deductible in excess of $10,000.  Upon Bare Escentuals’ request, Datapak shall provide (i) a copy of the insurance policies required to be carried under this Section 8.a of this Agreement, and (ii) a certificate of insurance from the insurer certifying that such coverage is in place.

b.             Risk of Loss.  Bare Escentuals shall be fully responsible for the Inventory until it is physically received at Datapak’s warehouses.  Datapak shall be responsible for the Inventory once delivered to its warehouses until such time as such Inventory is delivered by Datapak and accepted by a shipping company pursuant to an order for shipment.  Thereafter, Bare Escentuals shall bear the risk of loss unless and until such Inventory is returned to the custody of Datapak.

6.             INDEMNIFICATION.

a.             Datapak Indemnity.  Datapak shall defend, indemnify and hold Bare Escentuals harmless against all claims, losses, damages, costs, and expenses, including reasonable attorneys’ fees, arising out of or related to (i) Datapak’s breach or default under this Agreement; (ii) any personal injury, death or property damage, sustained by any person arising out of or resulting from Datapak’s activities contemplated by this Agreement, (iii) the negligence or misconduct of Datapak, or its employees, agents or contractors in the provision of call center services.

b.             Bare Escentuals Indemnity.  Bare Escentuals shall defend, indemnify and hold Datapak harmless against all claims, losses, damages, costs, and expenses, including reasonable attorneys’ fees, arising out of or related to Bare Escentuals’ products, provided that (i) Datapak notifies Bare Escentuals in writing within thirty (30) days of Datapak’s receipt of notice of the claim, (ii) Bare Escentuals has sole control of the defense and all related settlement negotiations, and (iii) Datapak provides Bare Escentuals with the assistance, information and authority necessary to perform the above.

7.             DATAPAK’S REPRESENTATIONS AND WARRANTIES.  Datapak represents and warrants to Bare Escentuals that (i) it has the full capacity and authority and all necessary licenses, permits and consents to enter into and to provide the services under this Agreement and any other documents to be entered into by it hereunder, (ii) all statements and representations in this Agreement are true and accurate, (iii) it will perform its obligations under this Agreement in good faith, (iv) its employees, agents and or contractors are appropriately qualified to perform their duties and responsibilities contemplated herein and will perform their obligations with all due skill, care and diligence, including without limitation all call center related activities, and (v) it will perform its obligations under this Agreement in compliance with all applicable laws and regulations now in effect or hereinafter promulgated or enacted.

8.             LIMITATION OF LIABILITY.  NEITHER PARTY WILL BE HELD LIABLE FOR ANY INDIRECT, SPECULATIVE, CONSEQUENTIAL, INCIDENTAL, AND/OR SPECIAL DAMAGES INCLUDING, BUT NOT LIMITED TO, LOSS OF USE, BUSINESS INTERRUPTIONS, AND LOSS OF PROFITS, REGARDLESS OF WHETHER SUCH PARTY HAS ADVANCE NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.

9.             NOTICES.  All notices and other communications required or permitted hereunder will be in writing and will be mailed, hand delivered, sent by Federal Express or other recognized overnight courier service, or sent by facsimile transmission, to the parties as follows:

If to Datapak:

Datapak Services Corporation

55353 Lyon Industrial Drive

New Hudson, Michigan 48165

Attention:Larry W. Kinney, President

Telephone: (517) 552-1400

Facsimile: (517) 552-0400

Email: lkinney@datapakservices.com

With copy to:

Datapak Services Corporation

55353 Lyon Industrial Drive

New Hudson, Michigan 48165

Attention:Robert G. Lahiff, General Counsel

Telephone: (517) 552-1400

Facsimile: (517) 552-0400

Email: rlahiff@datapakservices.com

If to Bare Escentuals:

Bare Escentuals, Inc.

71 Stevenson Street, 16th Floor

San Francisco, California 94105

Attention: Myles McCormick, EVP, CFO and COO

Telephone: (415) 489-5558

Facsimile: (415) 489-5999

Email: mmcormick@bareescentuals.com

With a copy to:

Bare Escentuals, Inc.

71 Stevenson Street, 22nd Floor

San Francisco, California 94105

Attention: Deanna Chechile, VP and General Counsel

Telephone: (415) 489-5260

Facsimile: (415) 520-9795

Email: dchechile@bareescentuals.com

Any party may from time to time, by written notice to the others, designate a different address or additional persons that will be substituted for and/or added to the address(es) above specified.  Notices by mail will be sent by United States certified or registered mail, return receipt requested, postage prepaid, and will be deemed given and effective upon receipt or refusal of receipt.  Notices by hand delivery will be deemed given and effective upon the delivery thereof.  Notices by overnight courier will be deemed given and effective on the first business day following the delivery thereof to Federal Express or another recognized overnight courier service.  Notices by electronic mail or facsimile will be deemed given upon transmission (provided, in the case of facsimile transmission, a send confirmation is received and retained by the sending party).

10.          MISCELLANEOUS.

a.             Assignment.  Datapak will not assign this Agreement, in whole or in part, directly, by operation of law, or otherwise, except with the prior written consent of Bare Escentuals.

b.             Attorneys’ Fees.  If any action will be instituted between Datapak and Bare Escentuals in connection with this Agreement or in connection with the enforcement of any indemnity under this Agreement (including appeals), the party prevailing in such action will be entitled to recover from the other party all of its costs of action, including actual consultants’ and attorneys’ fees and attorneys’ costs.  For purposes of this Agreement, the terms “attorneys’ fees” and “attorneys’ costs” will include the fees and expenses of counsel to the prevailing party, which may include printing, photocopying, duplicating and other expenses, air freight charges and fees billed for law clerks, paralegals and other persons not admitted to the bar but performing services under the supervision of an attorney.

c.             Construction.  This Agreement will not be construed more strictly against any party merely by virtue of the fact that the same has been prepared by such party or its counsel, it being recognized both of the parties hereto have contributed substantially and materially to the preparation of this Agreement.  All words in this Agreement that are expressed in the neuter gender will be deemed to include the masculine, feminine and neuter genders and any word in this Agreement that is expressed in the singular or plural will be deemed, whenever appropriate in the context, to include the plural and the singular.

d.             Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which when taken together will constitute one and the same instrument.  The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by the other party or parties to this Agreement attached thereto.

e.             Governing Law/Venue.  This Agreement will be governed in all respects by the laws of the State of California.  The United Nations Convention on Contracts for the International Sale of Goods shall have no application whatsoever to this Agreement.  The parties submit to the personal jurisdiction of the Courts (Federal and State) in the State of California, with respect to all matters related to or arising out of this Agreement, including post judgment proceedings.  The parties agree that the venue for all disputes, claims or litigation arising out of or related to this contract shall be exclusively in the State or Federal Courts in the City and County of San Francisco, California.

f.              Headings.  Headings of Sections are for convenience of reference only, and will not be construed as a part of this Agreement.

g.             No Third Party Beneficiary.  This Agreement is solely for the benefit of the parties hereto and, to the extent provided in this Agreement, their respective partners, directors, officers, employees, agents and representatives, and no provision of this Agreement will be deemed to confer upon other third parties any remedy, claim, liability, reimbursement, cause of action or other right.

h.             Partial Invalidity.  In the event that any provision of this Agreement will be unenforceable in whole or in part, such provision will be limited to the extent necessary to render the same valid, or will be excised from this Agreement, as circumstances require, and this Agreement will be construed as if said provision had been incorporated in this Agreement as so limited, or as if said provision has not been included in this Agreement, as the case may be.

i.              Waiver.  No waiver of any provision or condition of this Agreement by any party will be valid unless in writing signed by such party.  No such waiver will be taken as a waiver of any other or similar provision or of any future event, act, or default.

j.              Relationship of the Parties.  Datapak is an independent contractor and not an agent, employee, franchisee or partner of Bare Escentuals, and is acting in the ordinary course of business.  Datapak has no authority to create or assume any obligation, express or implied, on behalf of Bare Escentuals.  This Agreement does not create or evidence any joint venture or partnership of the parties.

k.            Entire Agreement.  This Agreement, including all schedules and exhibits attached hereto and documents to be delivered pursuant hereto, will constitute the entire agreement and understanding of the parties from the effective date of this agreement (January 1, 2008) going forward, but only for the purposes of this Agreement.  The parties have entered into prior agreements.  The most recent prior agreement between the parties had an effective date of January 3, 2006, with an expiration date of December 31, 2007, along with continuing obligations after the December 31, 2007 expiration date.  This Agreement does not in any way affect the terms, conditions, validity or enforceability of any prior agreement nor affect the continuing obligations under any prior agreements between the parties. Each agreement shall be applied and enforced separately between the parties.   This Agreement may be amended only by a written amendment executed by both of the parties hereto.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Order Fulfillment and Administrative Services Agreement as of the date first set forth above:

DATAPAK SERVICES CORPORATION,	BARE ESCENTUALS BEAUTY, INC.,
A Michigan corporation:	A Delaware corporation:

By:	By:
Name:	Name:
Title:	Title:

By:	By:
Name:	Name:
Title:	Title:

SCHEDULE 1

Statement of Work

WAREHOUSING AND ORDER FULFILLMENT SERVICES

Datapak shall provide to Bare Escentuals a customized order fulfillment and administrative program in connection with the sale of Bare Escentuals’ products. This shall include the following:

(a)                                  Establishing customized programs and services to meet Bare Escentuals’ storage and order fulfillment needs related to the Bare Escentuals’ spa/professional markets and international distributor sales and infomercial business;

(b)                                 Processing orders daily via electronic transfer, email, fax and telephone; the orders will include among other things, the name of the customer, the shipping address, the goods to be shipped, the freight carrier to be used for shipping and any special packing instructions (the “Shipping Order”).

(c)                                  Arranging for the shipment of the ordered merchandise on behalf of the Bare Escentuals to customers, with Bare Escentuals customer invoices included for orders taken on account, and providing avenues for invoice payment and collections with an Aged Accounts Receivable (AAR) Report;

(d)                                 Providing adequate warehouse space for Bare Escentuals’ inventory, including appropriate temperature and humidity controls so as to avoid damage or mutation of the Inventory. Bare Escentuals shall (i) specifically identify each such SKU that requires particular temperature and humidity controls, and (ii) specify the specific temperature and humidity controls for each such SKU, and the parties will reach mutually agreeable price additions or modifications required for Datapak to implement such additional controls, which additions or modifications shall be reflected in a written amendment to the Pricing Schedule signed by both parties.

(e)                                  Providing to Bare Escentuals on a daily basis via electronic transfer, email, fax and telephone, tracking information and confirmation of shipping of all packages sent on behalf of Bare Escentuals.

(f)                                    Offering to Bare Escentuals full access to its program at Datapak through electronic data transfers, email or report facsimile.

(g)                                 Providing to Bare Escentuals on a monthly basis a complete detailed report on all project activity. This monthly report shall include:

(i)                         Inventory value status;

(ii)                      Aging accounts receivable status:

(iii)                   Item sales analysis:

(iv)                  Bank transaction report reconciliation:

(v)                     Sales tax information.

(vi)                  Other reports periodically requested by Bare Escentuals.

CALL CENTER SERVICES

I.              Datapak will provide Bare Escentuals with inbound customer contact services as follows:

(a)                                  Answer all inquiries received from Bare Escentuals customers via multiple communication methods (e.g., telephone, email, fax, voice message, web chat, etc.), including:

(i)            taking orders;

(ii)           checking the status of orders;

(iii)          processing credits;

(iv)          changing or canceling continuity shipment membership;

(v)           updating customer profile information;

(vi)                              addressing customers’ issues with their online accounts at bareminerals.com (or other web sites);

(vii)         providing product information;

(viii)        answering general questions about the company and its retail outlets;

(ix)                                or providing any other customer service related to Bare Escentuals’ products;

(x)                                   provide friendly, courteous customer service in accordance with Bare Escentuals’ customer service philosophy

II.            Datapak will provide Bare Escentuals with outbound customer contact services as follows:

(a)                                  Contact Bare Escentuals’ customers in order to rectify order issues such as incorrect address or declined credit card, etc.; and

(b)                                 Initiate outbound telephone and/or email campaigns as directed by Bare Escentuals.

SCHEDULE 1

Pricing Schedule